EXHIBIT 15



December 31, 1998


Berkshire Energy Resources
115 Cheshire Road
Pittsfield, Massachusetts 01201


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Berkshire Gas Company for the periods ended September 30, 1998 and 1997, as indicated in our report dated November 5, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No 333-67097 for the Share Owner Dividend Reinvestment and Stock Purchase Plan of Berkshire Energy Resources on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Hartford, Connecticut